Exhibit 4.2

The BVI Business Companies Act

(No. 16 of 2004)

Share Certificate

Certificate Number	***	***	Number of Shares	***	***

Qiniu Limited

The Company is authorised to issue 500,000,000 Shares divided into:

(a) 463,348,680 Class A Ordinary Shares with a par value of US$0.0001 each; and

(b) 36,651,320 Class B Ordinary Shares with a par value of US$0.0001 each.

THIS IS TO CERTIFY THAT                           is the registered holder of ***              *** Class A Ordinary Shares of US$0.0001 each fully paid in the above named Company, subject to the Memorandum and Articles of Association of the said Company and to the terms and conditions endorsed hereon.

Given under the Common Seal of the Company

this              day of                       2021

Name:
Director